Exhibit 10.1

CONFIDENTIAL

December 23, 2010

Blake Grossman

BlackRock

400 Howard Street

San Francisco, CA 94105

Re:	Separation from Employment

Dear Blake:

This letter (“Agreement”) sets forth the agreement reached concerning the termination of your employment with BlackRock, Inc., its current and former parents, subsidiaries and affiliated entities, and its current and former successors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities (collectively “BlackRock”).

1. You acknowledge and agree that your employment with BlackRock will terminate on December 31, 2010 (the “Termination Date”). BlackRock will continue your base salary, less applicable withholdings and deductions, through that date. Except as described in Paragraph 2(b) below, your active participation in all benefit plans of BlackRock will cease on the Termination Date. As of the close of business on the Termination Date, any authority you may have had to act on behalf of BlackRock shall end. You agree that until the Termination Date, you will continue your active employment and transition your responsibilities and provide such other assistance as may be reasonably requested by BlackRock. Additionally, you agree that until March 31, 2011, you will make yourself available to provide assistance in an advisory role as may be reasonably requested by BlackRock, including in connection with the transition of your responsibilities, with such assistance to be provided without additional compensation beyond that provided in this Agreement.

2. Whether or not you execute this Agreement, upon the termination of your employment, you shall be eligible to receive the following:

(a)	a lump sum payment representing your vacation days accrued, but not taken, less applicable withholdings and deductions; and

(b)	coverage for you and your eligible dependents under BlackRock’s medical, dental and vision insurance plans through December 31, 2010. After that date, you will be eligible to continue coverage under BlackRock’s medical, dental and vision insurance plans pursuant to the provisions of the Consolidated Omnibus Reconciliation Act, known as “COBRA” for a period of up to 18 months. If you elect to continue coverage under COBRA, you must pay all applicable costs of the medical, dental or vision insurance and remit checks per the invoice and guidelines you receive from BlackRock or designated third party.

3. In consideration for your signing and complying with the terms of this Agreement and in exchange for the promises, covenants and waivers set forth herein, and provided you have not revoked this Agreement as set forth below, BlackRock will provide the following:

(a)	payment to you of $11,882,500, payable to you as follows: (i) a lump-sum cash payment of $6,357,500, less applicable withholdings and deductions, payable to you by the date BlackRock pays employees bonuses for 2010 or the eighth day following BlackRock’s receipt of your executed Agreement, whichever date is later; and (ii) a lump-sum cash payment of $5,525,000, less applicable withholdings and deductions, payable to you in the first payroll period in February 2012; and

(b)	ongoing vesting of any Restricted Stock Unit award agreements previously granted to you until the Termination Date and treatment of your termination of employment as an involuntary termination “other than for Cause” for purposes of, and resulting in, the respective treatment provided in Paragraph 4 of the applicable Restricted Stock Unit award agreements (the “Equity-Based Award Agreements”), subject to the terms and conditions of such agreements. The resulting vesting and payment schedules for these awards are summarized in Exhibit C.

4.(a) Except as stated in this Paragraph 4, in consideration of the payment and benefits described above and for other good and valuable consideration, to the fullest extent permitted by applicable law, you hereby release and forever discharge, and by this instrument release and forever discharge, BlackRock from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment at or termination of employment from BlackRock, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unasserted, which could arise under any federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; the California Fair Employment and Housing Act, Cal. Gov’t. Code § 12940 et seq.; and all other statutes regulating the terms and conditions of your employment, including, but not limited to those state laws set forth in Exhibit A to this Agreement), regulation, rules or ordinance, whether equal employment opportunity laws, rules or regulations or otherwise, or under any policy, plan, agreement, understanding or promise, written or oral, formal or informal. The exceptions to the general release, waiver and discharge of claims of this Paragraph 4 are any claims you may have for (i) benefits and other entitlements, if any, vested as of the Termination Date under the existing terms of BlackRock’s pension, stock or deferred compensation plans, (ii) unemployment and other government administered benefits under the terms of applicable California and federal law; (iii) defense and indemnification under California Labor Code Section 2802, applicable corporations law, BlackRock’s Bylaws and BlackRock’s Directors & Officers and other insurance policies covering claims arising from any acts, facts, events or omissions occurring during your employment with BlackRock or any Affiliates or predecessor thereof; and (iv) any other claims which, per applicable law, are not waivable. This Agreement may not be cited as, and does not constitute any admission by BlackRock of, any violation of any such law or legal obligation with respect to any aspect of your employment or termination therefrom.

(b) You do hereby expressly waive and relinquish all rights and benefits afforded to you by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release of the Company, you expressly acknowledge that this Agreement is also intended to include in its effect, without limitation, all claims which you do not know or suspect to exist at the time of your execution of this Agreement, and that this Agreement contemplates the extinguishment of any such claim or claims.

5. You represent and agree that you have not filed any lawsuits against BlackRock, or filed or caused to be filed any charges or complaints against BlackRock with any municipal, state or federal agency charged with the enforcement of any law. Nothing in the foregoing Paragraph shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in Paragraph 4 of this Agreement.

6. You represent, warrant and acknowledge that BlackRock owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement. You also hereby acknowledge and agree that you have received any and all leave(s) of absence to which you may have been entitled pursuant to the federal Family and Medical Leave Act of 1993, and if any such leave was taken, you were not discriminated against or retaliated against regarding same.

7. You and BlackRock hereby agree that the covenants relating to confidentiality, work product, non-solicitation of clients and employees, and non-disparagement applicable to you under BlackRock’s Confidentiality and Employment Policy (the “Confidentiality Policy”), the Equity-Based Award Agreements and the Barclays Global Investors Equity Ownership Plan shall continue to apply to you following the Termination Date, to the same extent as if the same were fully set forth herein.

8. BlackRock and you shall respond to any inquiries with respect to the circumstances of the termination of your employment with BlackRock in a manner that is not inconsistent with the statement attached hereto as Exhibit B, and you agree that you will not, and BlackRock hereby agrees that it will not, and it will use its best efforts to cause its officers to not, at any time during or subsequent to your employment with BlackRock, make public statements or statements to anyone within BlackRock who is not an officer or director that are inconsistent with Exhibit B.

9. You agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with BlackRock which is confidential or proprietary and (i) which has not been disclosed publicly by BlackRock, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information shall include information the unauthorized disclosure or use of which would reduce the value of such information to BlackRock, and such proprietary or confidential information may be in written or electronic form, or merely committed to your memory. Such information includes, without limitation, BlackRock’s client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of BlackRock, information concerning BlackRock’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, or current or prospective transactions or business of BlackRock and any “inside information.” You hereby confirm that you have delivered to BlackRock and retained no copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with BlackRock which contain or refer to any such proprietary or confidential information. You further confirm that you have delivered to BlackRock any and all property and equipment of BlackRock, including laptop computers, stationery, business cards, credit cards, photo identification, card keys, etc., which may have been in your possession. Notwithstanding the above, you will be permitted to retain photo identification and card keys and retain access to BlackRock e-mail and use of any BlackRock devices issued to you (including laptop computer, home computer and BlackBerry) and any written materials, records or documents needed to perform advisory services as requested of you by BlackRock, until March 31, 2011, at which time you will be required to comply with the provisions of this Paragraph 9. You understand that your compliance with this paragraph is a material term of this Agreement and a condition of your receiving the payments and benefits described in Paragraph 3 above.

10. You agree not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against BlackRock, or the facts and circumstances underlying this Agreement, except in the following circumstances:

(a)	You may disclose the terms of this Agreement to your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

(b)	You may disclose the terms of this Agreement to (i) your tax advisors so long as such tax advisors agree in writing to be bound by the confidential nature of this Agreement (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement or (iii) your legal counsel;

(c)	Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement; and

(d)	Any non-disclosure provision in this Agreement does not prohibit or restrict you (or your attorney) from responding to any inquiry, or providing testimony, about this Agreement or its underlying facts and circumstances by, or before the Securities and Exchange Commission, FINRA (formerly the National Association of Securities Dealers, Inc.), any other self-regulatory organization, or any other federal or state regulatory authority.

11. Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct encompassed within Paragraphs 8, 9 or 10 of this Agreement, you or your attorney shall immediately notify BlackRock of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within five (5) business days send to the undersigned representative of BlackRock via overnight delivery (at BlackRock’s expense) a copy of said documents served upon you, provided, however, that if you are requested to engage in conduct encompassed within paragraph 10(d) of this Agreement, you (or your attorney) should fulfill your obligation to BlackRock as set forth in this paragraph only after you have responded to the inquiry or provided the testimony sought.

12. All payments or benefits under this Agreement are subject to any applicable employment or tax withholdings or deductions. You are advised to seek independent advice from your tax advisor(s) with respect to the application of Section 409A of the Internal Revenue Code of 1986, as amended, to any payments or benefits under this Agreement. BlackRock does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, state or local laws.

13. Subject to your personal legal rights and interests arising from or relating to the subject at hand, you agree that, upon reasonable notice, you will assist and cooperate with BlackRock in connection with the defense or prosecution of any claim that may be made against or by BlackRock, or in connection with any ongoing or future investigation or dispute or claim of any kind involving BlackRock, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. Subject to your personal legal rights and interests arising from or relating to the subject at hand, you further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. BlackRock will reimburse you for reasonable expenses incurred by you in providing assistance and cooperation as may be requested by BlackRock pursuant to this paragraph. BlackRock acknowledges that the right to indemnification, established by Article VI of the corporation’s bylaws existing as of the Termination Date, is an existing and ongoing contractual right for your benefit.

14. This Agreement constitutes the entire agreement between BlackRock and you, and supersedes and cancels all prior and contemporaneous written and oral agreements, if any, between BlackRock and you, except that the Confidentiality and Employment Policy, the Equity-Based Award Agreements and agreements relating to confidentiality, work product and non-solicitation of clients and employees executed by you in connection with the Barclays Global Investors Equity Ownership Plan as referenced in Paragraphs 3 and 7 above, shall remain in full force and effect. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of BlackRock.

15. This Agreement is binding upon you and your successors, assigns, heirs, executors, administrators and legal representatives.

16. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

17. Without detracting in any respect from any other provision of this Agreement:

(a)	You, in consideration of the payment and benefits provided to you as described in Paragraph 3 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against BlackRock as set forth herein, including, but not limited to, all rights or claims arising under the ADEA, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

(b)	You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.

(c)	You agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

(d)	BlackRock hereby advises you to consult with an attorney prior to executing this Agreement.

(e)	You acknowledge that you were informed that you had at least twenty-one (21) days in which to review and consider this Agreement and to consult with an attorney regarding the terms and effect of this Agreement.

18. You may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either BlackRock or you. Any revocation must be in writing and received by BlackRock by 5:00 p.m. on or before the seventh day after this Agreement is executed by you. Such revocation must be sent to Jeff Smith, Senior Managing Director, Head of Human Resources, BlackRock, 40 East 52nd Street, New York, NY 10022.

19. This Agreement may not be changed or altered, except by a writing signed by BlackRock and you. This Agreement will be governed, construed and interpreted under the laws of the State of California, without regard to the conflicts of laws principles thereof, except as otherwise preempted by the laws of the United States.

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT BLACKROCK HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

Date: January 21, 2011	/s/ Blake Grossman
BLAKE GROSSMAN

BLACKROCK, INC.

Date: February 15, 2011	By:	/s/ Jeff Smith
		Name:	Jeff Smith
		Title:	Senior Managing Director, Head of Human Resources

You must sign and return this Agreement to Jeff Smith, Senior Managing Director, Head of Human Resources, BlackRock, 40 East 52nd Street, New York, NY 10022, no later than 5:00 p.m. on the 21st day following receipt of this document or you will irrevocably lose the opportunity to receive the consideration detailed herein.